Exhibit 5.2

Bracewell & Giuliani LLP

111 Congress Avenue, Suite 2300

Austin, Texas  78701-4061

October 9, 2012

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah  84121

Re:          Overstock.com, Inc. 401(k) Plan

Ladies and Gentlemen:

We have acted as counsel to Overstock.com, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 150,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable under the Company’s 401(k) Plan, as amended to date (the “Plan”).  At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined or are familiar with originals or copies of (1) the Registration Statement; (2) the Amended and Restated Certificate of Incorporation of the Company; (3) the Amended and Restated Bylaws of the Company; (4) certain resolutions of the Board of Directors of the Company; and (5) such other documents and records as we have deemed necessary and relevant for purposes hereof.  In addition, we have relied upon certificates of officers of the Company and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.  In addition, we have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based on the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, including the statutory provisions and also all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP